INTRODUCTION

        It is the policy of ManTech to conduct its business in accordance with the applicable laws and ethical standards of the jurisdictions in which ManTech operates. Each employee is required to read, understand and follow the Standards set forth in this booklet. Moreover, ManTech will treat each employee as having actual notice of the Standards discussed in this booklet and ManTech’s requirement that they be followed. The Standards should not be considered all-inclusive and all employees are hereby advised to refrain from engaging in any conduct that could discredit their professional reputation or that of ManTech. Violations will result in disciplinary action up to and including termination of employment. Additional guidance regarding these Standards can be obtained from local management, local Human Resources representatives, Corporate Ethics Program representatives and the Corporate Compliance Department.

COMMITMENTS

        ManTech’s reputation is its most valuable asset. Adherence to its critical mission, the caliber of the employees, the quality of the services they provide, and the manner in which they perform these services all impact ManTech’s reputation. In order to maintain and further enhance this reputation, ManTech’s employees must fulfill commitments to our customers, our teammates, our suppliers, our communities and each other. ManTech’s values, which form the basis of ManTech’s commitment to maintaining a high standard for business ethics, are summarized below:

      •  To our customers, we are committed to providing quality products and services that meet or exceed contractual requirements and to meeting required schedules and budgets within the parameters of applicable law and regulation. We are also committed to the protection and handling of classified information in accordance with established rules and regulations.

      •  To our teammates and suppliers, we will practice fair competition, seeking long-lasting business relationships and a sense of responsibility that will enable us to be a valued customer. We will afford equal opportunity to all potential and actual teammates and suppliers and will not discriminate on the basis of race, religion, national origin, age, sex, disability, veteran’s status or other factors not related to ManTech’s business interest. We will protect all proprietary information belonging to any organization that has entrusted it to us.

      •  To the many communities in which we reside and to society as a whole, we are committed to responsible corporate citizenship. We will conduct ourselves in an ethical manner in all aspects of our business. We are committed to complying with federal, state, and local laws and regulations.

      •  To our shareholders, we are committed to pursuing our growth and earnings objectives while abiding by our ethical standards. We will exercise prudence in the use of ManTech’s corporate assets and resources.

      •  To our employees, we are committed to treating one another fairly and implementing employment practices and programs related to compensation, training, and health on the basis of equal opportunity for all employees. We will provide safe and healthy working conditions and maintain programs intended to prevent work-related injuries and accidents. We will conduct ourselves professionally and treat each other with the dignity and respect due all human beings.”

STANDARDS

A. Conflicts of Interest

        A conflict of interest can arise in any situation that can result in a divergence between the private interests of a ManTech employee and that person’s official responsibilities on behalf of ManTech.

    1.        General Principle on Conflicts of Interest.

        ManTech employees must avoid situations, both on and off the job, where perception of or actual conflicts of interest could result. Employees should avoid outside financial interests that could influence their decisions or actions as employees of ManTech. Employees should also avoid any outside employment or activities that could have a negative impact on the performance of their job, that could conflict with their obligations to ManTech, or that could affect ManTech’s reputation in the community in a negative manner.

    2.        Use of Inside Information for Financial Gain.

        ManTech employees must never use or disclose to others, inside information (that which is not available to the general public) for any kind of personal gain, such as through trading in shares of stock. Examples of inside information include ManTech’s pricing for services or products, burden rates, business strategies, acquisition candidates and banking relations. Non-public information shall not be used by any ManTech employee for private gain or disclosed to persons other than ManTech employees or others who have a legitimate business need for the information.

        The trading of securities of publicly-traded companies while in possession of material, nonpublic information relating to those companies is prohibited inside trading and must be avoided. Liability could also extend to an employee who “tips” (provides inside information) another person who uses such information in a securities transaction.

        Inadvertent tipping (accidental disclosure of inside information to another party) is a serious breach of corporate confidentiality and can result in insider trading. For this reason, every employee must avoid discussing sensitive information in any place (for instance, at lunch, on public transportation, in elevators) where such information may be heard by others. All known incidents of accidental disclosure of inside information must be reported to the Chief Financial Officer immediately.

        Information should be considered material if it would be considered important by investors making decisions on whether to purchase, sell or hold the securities of the company in question. Stated another way, information should be considered “material” if it would alter the total mix of information available to the public (for example, knowledge of merger and acquisition discussions).

        Information should be treated as being nonpublic unless a reasonable period of time has passed since it has been distributed by means likely to result in a general public awareness of the information. Such awareness would result, for example, by publication of the information in a daily newspaper. As a general rule, information may be considered to be public two business days after it has been broadly distributed to the general public.

    3.        Outside Financial Interests.

        A conflict of interest or the appearance of a conflict can arise when an employee or an employee’s immediate family member or close relative holds an investment interest in or is an employee, official or director of another enterprise, particularly if that enterprise is a vendor, partner or competitor to ManTech. While such circumstances are not automatically prohibited by ManTech, they must be disclosed in writing to ManTech’s Senior Vice President of Corporate Compliance. Full cooperation with this obligation is a condition of employment with ManTech and all determinations will be based on ManTech’s evaluation of the underlying potential for conflict.

B. Dealings with Customers, Suppliers, Subcontractors, Agents, and Consultants

        It is ManTech’s policy to compete for business solely on the merits of its products and services. ManTech employees will conduct business with its teammates and suppliers in an ethical and honest fashion. It is a violation of these Standards for any ManTech employee to seek a competitive advantage through the use of gifts, gratuities, entertainment or other favors.

        1. General Principles Regarding Business Courtesies.

        ManTech employees are specifically forbidden from offering or giving gifts or other gratuities to a government customer or a government customer’s representative in an effort to influence a contract award or other favorable customer action. Furthermore, ManTech employees are forbidden from offering or giving gifts of money to any customer, supplier, vendor, subcontractor or consultant.

        Employees may not accept gifts of money under any circumstances. However, employees may accept unsolicited, non-monetary business courtesies that conform to the reasonable and ethical practices of the marketplace from a firm or individual doing, or seeking to do, business with ManTech.

        Business courtesies include gifts, gratuities, hospitalities or favors from non-ManTech individuals or businesses that: (i) solicit business from ManTech; and (ii) conduct business with ManTech. Business courtesies may be tangible or intangible. Common examples are gifts, meals, drinks, tickets, entertainment, recreation, transportation, and discounts. Questions about the identification or receipt of business courtesies should be directed to the Corporate Compliance Department.

        Employees involved in any aspect of the vendor selection process must be particularly careful to avoid actions that create the appearance of conflict or favoritism or that may compromise ManTech’s reputation for impartiality.

        2.        Gifts in Foreign Countries or to Foreign Nationals.

        Customary business practice in some foreign countries may call for the exchange of gifts. In cases where it is necessary to meet such a requirement, only ManTech may provide the gift and any gifts received will become ManTech property. However, such gifts may only be made after consultation with the Corporate Compliance Department (see also Section G.3 – Payments to Foreign Officials).

        3.        Kickbacks, Rebates and Personal Gain.

        Employees are prohibited from accepting kickbacks, rebates, or anything else of value as a result of ManTech’s purchase of goods and/or services from a third party. Employees are advised that ManTech uses a broad definition of kickbacks, rebates and personal gains, which means that such gains are not limited to direct cash payments or credits. Questions about the identification of kickbacks, rebates and personal gains should be directed to the Corporate Compliance Department.

        4. ManTech’s Purchasing Policies.

        Whenever possible, materials, supplies, equipment, and other services purchased by ManTech should be procured from qualified suppliers at the lowest reasonable cost, keeping in mind the requirements for quality, performance and the vendor’s ability to meet delivery schedules. Whenever feasible, ManTech will encourage, establish and maintain competition among potential suppliers qualified for the award of contracts. ManTech will comply with applicable Government regulations and contractual requirements governing ManTech’s purchasing power, including those pertaining to small, disadvantaged businesses.

        5. Other Improper Payments.

        Payments that are improper when made or received by an employee are also improper when made by an agent, consultant, or other third party on behalf of ManTech. In addition, payment to or receipt of payment from a third party for any purpose other than the purpose described on the supporting documentation is prohibited.

C. Antitrust or Anticompetitive Behavior

        A wide range of transactions or practices is prohibited under the antitrust laws of the United States. No agreement or understanding may be made with competitors to fix or control prices; to allocate products, customers, markets, or territories; to boycott certain customers or suppliers; to exchange information with competitors about prices; or to refrain from or limit the manufacture, sale or production of any product.

        Antitrust laws sometimes restrict the use of joint ventures to produce or market a product or service. Teaming agreements, which are frequently used to bid for work under government contracts, may also be governed by the antitrust laws. In general, joint ventures and teaming agreements are not prohibited where cooperation between companies is necessary to provide all of the products or services required under the contract. Nevertheless, in some circumstances ManTech may be obliged to inform the government of its plans to form a joint venture or teaming arrangement with another company to bid on a government contract.

D. Quality/Testing

        ManTech’s employees are responsible for ensuring that: (i) ManTech’s products are designed and manufactured to meet the appropriate delivery requirements and inspection criteria of our customers; (ii) ManTech conducts all necessary test and evaluation work; and (iii) ManTech creates and provides all necessary documentation of products.

        If a contract requires goods from a particular source, this obligation must be fulfilled. If such specified products are not available, ManTech will not use substitute materials without the express consent of the customer. If a product or design required by a customer is judged to be unsafe to the users of the product, the customer should be formally advised of this condition as soon as it is known. Test and evaluation work and documentation must be complete, accurate and truthful.

E. ManTech, Customer, and Other Third Party Resources

        ManTech, customer and other third party resources include labor, technology, buildings, land, equipment, confidential information, trade secrets, literary works, intellectual property such as patents, trademarks, and copyrights, cash and other owned assets, respectively.

    1.        Use of ManTech, Customer and Other Third Party Resources.

        No employee may make improper use of ManTech, customer or other third party resources or permit others to do so. Examples of improper use of resources include: plagiarism of literary works; the misappropriation of original works of authorship; the misappropriation of assets such as telephones, supplies and materials, technology and patents, software, computer and copying equipment; and unauthorized alteration, destruction or disclosure of data.

        All sales of ManTech assets (however small) must be approved by management and supported by proper documentation.

      2. Confidential Information, Technology, and Trade Secrets.

        One of ManTech’s strengths is our ability to develop and use technological products and services in our day-to-day operations. ManTech employees are therefore responsible for safe-guarding ManTech’s confidential information, technology, and trade secrets against unauthorized disclosure. This responsibility also extends to the protection of proprietary data developed or purchased by ManTech or entrusted to ManTech by its customers, teammates, prime-contractors, sub-contractors, joint-venture partners or suppliers. These requirements apply whether the information is in written or electronic form or is simply known by us.

      •  Employees shall not disclose or use ManTech or customer proprietary information except as required to meet ManTech’s contractual obligations to customers and business partners. All such disclosures shall be made pursuant to relevant disclosure obligations.

      •  Employees must disclose in writing to ManTech any inventions and copyrights arising out of his or her employment by ManTech. Subject to certain exemptions, all inventions, trademarks and copyrightable works discovered, conceived or implemented either alone or jointly with others, during ManTech work hours or with ManTech resources are deemed assigned to ManTech as such rights arise.

These obligations are more thoroughly described in the Confidentiality, Inventions and Non-Solicitation Agreement.

      3. Cash and Bank Accounts.

        All financial transactions must be recorded in accordance with ManTech internal accounting policies and should be handled in manner that avoids even the appearance of impropriety. All bank accounts shall be established and maintained in the name of ManTech, with the limited exception of petty cash accounts. All transactions and accounts involving ManTech funds shall be clearly and accurately identified in ManTech’s books and records. All cash received shall be promptly recorded on its books and deposited in a ManTech bank account. No funds shall be maintained in the form of cash, except as may be required for normal business operations such as petty cash.

F. Political Contributions

      1. Federal Elections.

        The Federal Election Campaign Act (FECA) prohibits corporations like ManTech from making contributions or expenditures in federal elections. While ManTech’s corporate money may not be used in federal elections, FECA does permit corporations like ManTech to establish separately segregated funds, called Political Action Committees (PACs) to raise voluntary contributions. PAC contributions can be pooled to make contributions to federal campaign activities under federal law. ManTech maintains a PAC that accepts voluntary contributions from ManTech employees that are used to make collective contributions to federal campaign activities. Employee contributions to ManTech’s PAC are voluntary and the decision on whether or not to contribute will not subject ManTech employees to preferential or retaliatory treatment from ManTech.

    2.        State and Local Elections.

        Subject to applicable state law, ManTech supports the election campaigns of state and local candidates by making corporate money contributions. ManTech also contributes corporate money to some of the non-federal accounts of national parties that in turn transfer ManTech’s contributions to state and local parties for use in state and local elections, grassroots efforts and party-building activities. Due to the inherent complexities of the law that applies to these types of contributions, no ManTech employee may commit ManTech funds or resources in any way to a state or local election without the prior review and approval of the Corporate Legal Department.

      3. Political Activity.

        ManTech encourages all employees to participate on an individual basis in political activities that interest them, on their own time and in their own way.

G. International Business

      1. General Principles.

        ManTech has global business operations in over 30 countries and employees must use special care to identify and, when permitted by law, accommodate the various customs and expectations that exist in other countries. ManTech employees and operations with foreign business also face foreign and domestic legal obligations. Since foreign laws may conflict with the law of the United States, ManTech employees should bring conflict of laws issues to the attention of the Corporate Legal Department.

      2. Export Restrictions.

        Export of ManTech’s products or services and disclosure of the technology involved in such products or services are subject to several laws and regulations. It is essential that ManTech comply with all export control and licensing requirements by obtaining proper permits and approvals from relevant government agencies. Employees should seek guidance on the export laws and regulations from the Corporate Legal Department through their supervisor.

    3.        Payments to Foreign Officials.

        Employees should be particularly mindful of the prohibitions of the Foreign Corrupt Practices Act (FCPA). The FCPA prohibits payments or gifts to any foreign official, political party, party official, member of a ruling family, or any other person acting on behalf of a foreign nation in order to obtain or retain business, or to direct business to ManTech or to some other person or entity. All such payments are prohibited by the FCPA, whether made directly or indirectly through a third party. Prior to taking such action, each proposal to make payments or gifts to foreign persons or entities should be reviewed by the Corporate Compliance Department in coordination with the Corporate Legal Department.

Doing Business with the U.S. Government

        Much of ManTech’s business involves the establishment and maintenance of close working relationships with branches of the U.S. government. Therefore, ManTech employees working on projects for which the ultimate customer is the U.S. government must be aware of and comply with the laws, rules, and regulations that govern the acquisition of goods and services by the U.S. government. ManTech also requires its business partners, suppliers, and consultants to be aware of and comply with these legal requirements.

      1. Security.

        ManTech has a special obligation to comply with those government regulations and laws that protect our nation’s security and safeguard our nation’s defense secrets, including classified information. As employees, security is an integral part of our jobs, whether or not we work directly with classified information. Any employee who observes or gains knowledge of a potential violation of the security regulations and/or laws relating to classified or government information must immediately report it to the respective ManTech Facility Security Officer.

        Employees possessing a valid security clearance and requiring access to specific classified information must ensure that such information, in whatever form it exists, is handled in strict compliance with applicable government regulations.

        ManTech employees should not seek access to, accept or retain any classified information for which they have no need or to which they are not entitled. The unauthorized possession or disclosure of classified information in any form, or failure to properly safeguard such information, can endanger the security of this country and is punishable under the Espionage Laws and other Federal Criminal Statutes.

      2. Procurement Integrity – Procurement Sensitive Information.

        ManTech competes fairly and ethically for all of its business opportunities. Therefore ManTech will not conduct business with any business partner, dealer, agent, or consultant involved in the unauthorized disclosure or use of procurement-sensitive or classified information about a procurement. This prohibition includes disclosing information about competitors’ bids or proposals, or obtaining such information through improper or illegal means. Persons with access to proprietary or source selection information may disclose such information only to a person specifically authorized to receive it.

    3.        Procurement Integrity – Dealings with Government Procurement Officials.

        The procurement integrity laws impose certain restrictions on the activities of government procurement officials and their contractor counterparts when they are engaged personally and substantially in a government procurement. In general, prohibited activities include: (1) offering, discussing, or accepting post government employment or business opportunities, (2) offering or accepting any money, gratuity, or other thing of value, or (3) soliciting, obtaining, or disclosing any bid or proposal information, proprietary or source selection information. As a result of the complexity of the laws and the significant penalties that can be imposed for violations of these laws, only ManTech’s Senior Management and Human Resources Officials are authorized to conduct employment discussions with any U.S. federal agency employees or former employees. Employees should refer questions covering the laws, requirements or possible violations of the law to their supervisor and, if deemed necessary, the Corporate Compliance Department. Proper advice should be obtained in advance of any action that could be perceived as a possible violation of the law.

    4.        Procurement Integrity — Truth in Negotiations.

        The Truth in Negotiations Act (TINA) requires employees, involved in the negotiation of U.S. government procurements covered by the Act, to submit current, accurate and complete cost and pricing data to the government. In addition, any employee that signs certifications required by TINA must ensure the accuracy and truthfulness of such representations before signing on behalf of ManTech.

    5.        Lobbying — Use of appropriated funds.

    U.S.        government appropriated funds (funds derived by ManTech from federal contracts) may not be used to pay anyone to influence, or attempt to influence, anyone employed by the Executive or Legislative Branches, including members of Congress and their staffs, in connection with the award of U.S. government contracts or contract modifications.

    6.        Time Sheet Reporting.

        Timely and accurate completion of time sheets is an essential component of every employee’s job with ManTech. Employees must ensure that costs are recorded to the proper direct (contract) or indirect activity in accordance with contract terms or regulation. General time sheet accounting procedures are enumerated below. Please refer to the Corporate Policy manual for a complete context of the Time Sheet Accounting Policy (310.0/310.100).

a.

Employees shall personally record their time on their time sheets. Execution and submission of a time sheet creates a certification as to the accuracy of the time sheet whether by electronic or manual means.

b.	Whether electronic or paper, time sheets shall be filled out on a daily basis. Paper time sheets must be completed in ink.

c.	Employees shall record time actually worked in accordance with Policy 310.0/310.100 and Policy 234.0/234.100.

d.	Corrections to time sheets shall be done in accordance with Policy. No erasures or white out allowed.

e.	Corrections/adjustments to submitted time sheets shall be submitted on the ManTech Labor Adjustment form as soon as such corrections/adjustments become known.

f.	Supervisors must provide each employee with a “Work Authorization Form” identifying account codes and descriptions for any activity on which the employee will perform tasking.

g.

Supervisors must review the time sheets and labor adjustment forms for accuracy and completeness. They shall certify as to the accuracy by approving the time sheet with their signature (electronically or manually).

      7. Restrictions on Former Government Employees.

        There are specific rules and regulations that place certain limits on the duties which former U.S. government employees (military or civilian) may perform as employees of ManTech. As a general guide, no former government employees should represent ManTech in dealings with the government on (i) any project in which they were substantially involved while in government service, or on (ii) any project for which they had responsibility during the two (2) year period before they left government service. In addition, certain former senior government employees should not communicate with their former department or agency on any business matter for one (1) year after leaving the government.

        Senior government employees are: (a) those who were compensated at the executive level; (b) active-duty Armed Services officers compensated at a pay grade of 0-9 or above; (c) employees designated as having significant decision-making or supervisory responsibilities and who were compensated as a GS-17 or above; and (d) former active duty Armed Services officers having had significant decision-making or supervisory responsibility and who were compensated at a pay grade of 0-7 or 0-8.

1.

2.

These laws prohibit the former official or employee from appearing before or communicating to the government agency on behalf of another person. The former official or employee may, however, work on or provide advice about matters pending before government agencies “behind the scenes” here at ManTech. However, because of the complexities of the laws, employees should refer questions regarding whether a former government employee, who is currently a ManTech employee, may participate in a project, presentation or contact with a government agency to their supervisor or to the Corporate Compliance Department.

I.	Books and Records

         1. Falsification of Books and Records.

        Federal law requires that ManTech’s books and records accurately reflect the nature of the transactions represented. ManTech will maintain its books and records in accordance with the Generally Accepted Accounting Principles and the applicable laws and regulations of the locations in which ManTech operates.

        It is a violation of these Standards for any employee to cause ManTech’s books and records to be inaccurate. Employees may not create or participate in the creation of any records that are intended to mislead or to conceal anything improper. Examples of prohibited conduct:

a.	Making records appear as though payments were made to one person when, in fact, they were made to another.

b.	Submitting expense reports which do not accurately reflect the true nature or amount of the expense.

c.	Creation of records that do not accurately reflect the true nature of the transaction.

d.	Creation of hidden or “off-book” accounts where no identification or accounting exists on the corporate books to explain the transactions.

    2.        Retention of Books and Records.

        Federal and state law require that ManTech retain certain records for various periods of time, including tax, employment, health and safety records, and records relating to government contracts. In addition, when litigation or a government investigation or audit is pending, relevant records cannot be destroyed or otherwise disposed of until the matter is closed and only then if doing so is within the terms of the investigation or audit close-out. Destruction of records relevant to a legal proceeding, audit, or investigation may be a violation of law. All approved document destruction should be conducted in strict compliance with ManTech’s Corporate Record Retention Policy.

    3.        Reporting Material Developments, Complying with Controls.

        As a publicly owned company, ManTech is subject to the securities laws and regulations of the U.S. Government and the states of the United States, including the statutory and regulatory requirements of the Sarbanes-Oxley Act of 2002. Pursuant to such requirements, it is the duty of every employee to fully, fairly, accurately, timely and understandably report financial and non-financial developments that could possibly have a material effect on the operations or financial condition of ManTech up through his/her chain of command and to the Chief Financial Officer, and if deemed necessary, to the Chief Executive Officer as soon as it is discovered. In addition, it is every employee’s obligation to comply with our internal control policies and procedures; provided further, employees are expected to report any observations of failure to comply with such controls and procedures to one of the individuals named above or report the incident to the ManTech Hotline.

      Ethics Hotline Numbers:
Toll Free: 877-637-8892DC
Metro: 703-218-6120International:
001-877-637-8892

      Ethics e-mail address: corporate.ethics@mantech.com

      Chief Financial Officer: 703-218-6400

        Those employees engaged in the preparation and filing of documents with the Securities and Exchange Commission and/or with public news releases or other public communications made by ManTech are expected to fully, fairly, accurately, timely and understandably disclose all information that is required in connection with such communication.

J. Drug Free Workplace/Workforce

      1. General Principles.

        All ManTech employees and worksites must be drug-free. The unlawful manufacture, distribution, dispensing, possession or use of controlled substances by employees on ManTech premises or assigned worksite is strictly prohibited. Employees who violate this policy will be subject to adverse employment action, up to and including discharge. After initial consultation with Corporate Human Resources, illegal drug use may be reported to the proper authorities.

        ManTech employees working at non-ManTech locations are subject to these Standards and are also expected to comply with related regulations at the host site, whether it is that of a customer or another company with which ManTech has a business relationship.

      2. Employee Assistance.

        Confidential employee assistance with substance abuse (and other personal or family problems) is available to employees and their families through a ManTech-provided counseling and referral service. Any employee or family member can reach a nation-wide network of Employee Assistance Programs through a 24-hour toll-free telephone line. Please contact your local human resource representative for the number.

        If a supervisor/manager perceives a possible substance abuse problem with an employee, he/she must consult with a Corporate Human Resources representative about the process of intervention with the employee. Referral to the Employee Assistance Program should not be made in lieu of disciplinary action recommended by Corporate Human Resources.

    3.        Violations of the Drug Policy.

        With respect to violations of this Policy, employees may be subject to immediate termination under the following circumstances:

a.	Confirmed illegal drug abuse and refusal to accept counseling or seek rehabilitation.

b.	Failure to be rehabilitated after a reasonable period of assistance and suspension.

c.	Manufacture, trafficking, possession or use of illegal drugs on ManTech premises or other assigned worksite.

d.	Conviction of an illegal drug offense, whether the offense occurred on ManTech premises or elsewhere.

4.	Reporting of Drug Offenses.

        If an employee is convicted of a criminal drug offense, the employee is required to inform ManTech within five (5) days. Depending on the customer, the contract type and/or the position held by the convicted employee, ManTech may have an obligation to notify the contracting officer(s) of the employee’s conviction. In addition, for employees holding a security clearance, ManTech is required to report such convictions to the appropriate security officials.

K. Reporting Wrongdoing

        Each ManTech employee has an affirmative duty to report any actual or suspected violation of these Standards. If any employee has a reasonable basis for suspecting that a ManTech employee has violated or is violating these Standards, the employee must immediately report those suspicions to the Senior Vice President of Corporate Compliance, the Senior Vice President of Human Resources, the Chief Internal Auditor or the Corporate General Counsel. It is the responsibility of the disclosing employee to have a reasonable basis on which to report alleged violations of these standards. This requires the employee to have some form of evidence that supports their good faith conclusion that a violation has occurred. If it is determined that a disclosing employee made a frivolous allegation or otherwise acted in bad faith, the disclosing employee may be subject to disciplinary action up to and including termination.

        Disclosing employees who provide information may do so by verbal or written means. All information will be treated in confidence and ManTech will protect the identity of the disclosing employee to the maximum extent practicable. Disclosing employees will be protected from retaliation or adverse treatment stemming from their disclosure.

        ManTech encourages employee discussion with appropriate personnel regarding suggestions for preventing potential violations of these Standards. ManTech urges employees to work with their supervisors and their designated Ethics Representatives on these matters.

L. Company’s Response to Reports of Alleged Violations

        As previously stated, allegations of violations of the Standards of Ethics and Business Conduct Booklet should be reported directly to the Senior Vice President of Corporate Compliance, the Chief Internal Auditor or the Corporate General Counsel. Corporate General Counsel shall: (i) evaluate the strength of the evidence and seriousness of the alleged violation; (ii) if necessary, initiate an investigation; (iii) prepare a report of the investigation to Senior Management, including recommendations as to the disposition of the matter; (iv) if appropriate, make the results of such inquiry or investigation available to the Board including disciplinary action; and (v) if appropriate, recommend changes in the Standards of Ethics and Business Conduct necessary or desirable to prevent further similar violations.

HELP AND INFORMATION

        ManTech has designated a number of personnel to assist its employees in resolving any questions involving ethics and conduct. Employees should not hesitate to seek help as needed.

Supervisors

        Any employee that needs help or information regarding these Standards is encouraged to consult with his or her immediate supervisor. When this is not feasible or the employee has a reasonable concern that the supervisor would not be impartial, the employee should discuss the matter with the local or corporate Ethics Representative.

Ethics Program Representatives

        The respective Human Resources Representatives have been designated as the local Ethics Program Representatives for each ManTech operation. These individuals have been identified to provide assistance to line management in the execution of these Standards.

Operations Compliance Representatives

        In addition to the local Human Resources staff, the Group Presidents have designated senior staff members as Compliance Representatives for their respective organizations. It is the responsibility of these representatives to promote, reinforce and assist in the enforcement and execution of these Standards. Employees may contact their respective supervisors or the Senior Vice President of Corporate Compliance for the name of the Compliance Representative for your organization.

Senior Vice President of Corporate Compliance/Senior Vice President of Human Resources

        These senior corporate representatives will respond to inquiries and resolve questions from the ManTech Human Resource Representatives as to actual or suspected violations of these Standards. They are also available to provide assistance to line management and employees with regard to these Standards.

Ethics Hotline/E-mail

        For those circumstances warranting complete anonymity of the employee, the Corporation has established an anonymous ethics hotline that is maintained by the Internal Audit Department. The hotline is available to all employees Monday through Friday.

ETHICS HOTLINE NUMBERS

Toll Free: 877-637-8892DC
Metro: 703-218-6120

International: 001-877-637-8892

        Employees may also report an ethics violation or concern via internet e-mail at corporate.ethics@mantech.com. This confidential e-mail account will be monitored by the Internal Audit Department.

The Audit Committee of the Board of Directors

        As a publicly traded company, ManTech International Corporation has established an Audit Committee of the Board of Directors. Employees can contact the Audit Committee via the ethics hotline or the ethics e-mail address to transmit complaints or concerns about accounting, internal controls, or auditing matters. Employees may also ask members of management to communicate their concerns on any of these issues to the Chairman of the Audit Committee.

Ethics Program Corporate Representative Contacts:

    1.        Senior Vice President, Corporate Compliance (703) 218-6309

    2.        General Counsel (703) 218-6098

    3.        Chief Internal Auditor (703) 218-6491

    4.        Senior Vice President, Human Resources (703) 218-6008

DISCIPLINARY ACTIONS

        Violations of these Standards will not be tolerated. Disciplinary action will be taken:

      •    against employees who authorize or participate in actions which are a violation of these Standards;

      •  against employees who deliberately fail to report a violation of these Standards or who deliberately withhold relevant and material information concerning a violation of these Standards;

      •    against supervisors and management employees, to the extent that the circumstances of the violation reflect inadequate supervision or a lack of diligence;

      •  against supervisors or management employees that retaliate, directly or indirectly, or encourage or knowingly permit others to retaliate, against employees who report violations of these Standards.

        Disciplinary action will result in one or more of the following sanctions, as appropriate:

      •    verbal warning;

       •   written reprimand (to be part of the employee's permanent personnel record);

      •    probation;

       •  demotion;

       •  suspension; Standards;

      •    discharge;

       •  required reimbursement of losses or damages;

       •  referral for criminal prosecution or civil action.

        As with all matters involving disciplinary action, principles of fairness will be applied. Any allegation of a violation of these Standards will be reviewed and any employee charged with a violation of this code will be afforded an opportunity to explain his/her actions before disciplinary action is taken.

SUMMARY

        ManTech employees are expected to conduct business with the highest possible ethical standards. As a result, ManTech’s employees are responsible for ensuring that our personal conduct is above reproach. In cases where employees become aware of suspected violations of these Standards, they should report the situation to their supervisor(s) or Ethics/Compliance Representative(s).

        These Standards will be enforced consistently in all subsidiaries and at all levels of ManTech. ManTech will keep confidential, to the extent possible, the identity of anyone reporting a possible or actual violation of these Standards subject to ManTech’s Policy and Procedure and its obligations under law.

        Ethical conduct is a responsibility of all ManTech employees. The maintenance of these Standards is dependent on the collective judgment, knowledge and courage of all ManTech employees.

STANDARDS OF ETHICS AND BUSINESS CONDUCT BOOKLET

NOVEMBER 2003

ACKNOWLEDGEMENT FORM

        I read and hereby certify my understanding of the ManTech International Corporation “Standards of Ethics and Business Conduct”, revised November 2003, and agree to comply with the policies set forth therein. I understand my affirmative obligation to report any actual or suspected violation of these Standards. I have no current knowledge of any violations, which should be reported in accordance with my obligations under these Standards.

Name (please print)
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Please fill in the required information below, sign and return this page immediately to your Human Resources Representative.